EXHIBIT 21.1 List of Subsidiaries as of December 31, 2006

Name of subsidiary Empire Resources Pacific Ltd. I.T.I. Innovative Technology, Ltd. CompuPrint Ltd. 6900 Quad Avenue LLC Empire Resources Extrusions LLC Imbali Metals Bvba	Jurisdiction Delaware Israel Israel Delaware Delaware Belgium